Issuer Free Writing Prospectus dated November 9, 2026
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to the Preliminary Prospectus dated November 6, 2026
Registration Statement No. 333-299905

eXoZymes

CELL-FREE · NEXT-GEN BIOMANUFACTURING

Accessing Rare & Valuable Molecules.

Nature's molecules can be potent agents for human health.
The bottleneck was always accessibility.
We solved it.

INVESTOR PRESENTATION · NOVEMBER 2026

NASDAQ : EXOZ

eXoZymes' Safe Harbor.

eXoZymes Inc. (the "Company") has filed a registration statement, including a preliminary prospectus, with the Securities and Exchange Commission ("SEC"), on Form S-1, SEC File Number 333-299905, related to a proposed offering of our securities. The registration statement has not yet become effective. The securities offered may not be sold and offers may not be accepted, prior to the effectiveness of the registration statement. Before you invest, you should read the preliminary prospectus in the registration statement and the final prospectus when available. You also should consider the risks and uncertainties described in the "Risk Factors" section of our annual reports on Form 10-K, quarterly reports on Form 10-Q, and the other documents the Company has filed and will file with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in forward-looking statements.

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, and there will be no sale of any securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Sales and offering to sell our securities will only be made in accordance with the Securities Act of 1933, as amended, and applicable SEC regulations and state and other jurisdictional laws and regulations.

This presentation contains forward-looking statements. Forward-looking statements are not historical facts, but they are based on certain assumptions of our management, which we believe to be reasonable but are inherently uncertain. They describe our future plans, strategies and expectations. Forward-looking statements can generally be identified by the use of words such as "believe," "expect," "may," "will," "should," "would," "could," "seek," "intend," "plan," "goal," "project," "estimate," "anticipate," "strategy," "future," "likely" or variations thereof and similar expressions, or the negative of these terms or similar expressions. All statements other than statements of historical facts included in this presentation regarding the Company's strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements.

Forward-looking statements relate to future events and involve unknown risks, uncertainties and other important factors beyond our control, which may cause our actual results, performance or achievements to be materially different from any express or implied future performances or achievements. Each of the statements made of a forward-looking nature are based only on current information, assumptions and expectations that are subject to change and involve a number of risks and uncertainties. We may not achieve our expected plans or be able to carry out our intentions, and you should not place undue reliance on our forward-looking statements. These statements include (i) expectations about our capitalization and resources, (ii) the adequacy of our capital and financial ability to support our current and future planned operations, (iii) our ability to develop our processes and products, (iv) our strategy and focus, (v) the research, development and commercial potential of our product candidates, (vi) the timing and success of our development efforts, (vii) our being able to meet regulatory requirements and obtain required approvals, (viii) our ability to enter into, modify, and terminate our various third-party agreements such as our manufacturing and collaborative agreements, (ix) our overall commercialization, product placement and pricing strategies, and (x) protect our intellectual property and infringements thereof, among other things. We disclaim, other than as required by law, to update or revise any forward-looking statements; such statements speak only as of the date they were made, whether as a result of new information, future events or circumstance or otherwise.

Statements about NCT, and Tyferyn, have not been evaluated by the Food and Drug Administration. NCT, and Tyferyn, are not intended to diagnose, treat, cure, or prevent any disease. Pre-clinical findings are from animal models and may not translate to humans.

THE BIG OPPORTUNITY & PROBLEM

Nature has created impactful molecules that modulate human biology:

metabolism, longevity, gut health, neurology, stress, pain, etc.

Until now, they were inaccessible for two main reasons:

01 / SCARCITY

Too rare in nature.

02 / COMPLEXITY

Too complex to synthesize.

eXoZymes

OUR BREAKTHROUGH

Cell-free biomanufacturing is a new way to make and scale nature's rare molecules.

01 GRAMS TO TONNES IN RECORD TIME

Manufacture at scale.

02 ONE PURE SINGLE MOLECULE

>99% pure, every batch.

03 POTENT, PATENTABLE ANALOGS

Engineer better-than-nature versions.

Made with Nature's enzymes, but AI & lab optimized.



Creating value and protecting our IP.

Multiple layers of protection across our platform, processes and products: patents on methods to make natural compounds and composition of matter on new-to-nature molecules and engineered enzymes, reinforced by trade secrets.

30+ patents issued

- Methods to make natural compounds
- Composition of matter on new-to-nature molecules
- Composition of matter on engineered enzymes
- Exclusive University of California/UCRegents license for foundational cell-free technology

40+ patents pending

- Including our NCT production process
- Enzyme production, combinations and cofactor regeneration
- Process controls and in-house R&D tools
- Plus trade secrets: reaction conditions and product isolation

DEMONSTRATING THE EXOZYMES PLATFORM

Idea to nutraceutical supplement <2 years



1 | Days | **Discovery**
AI-Enhanced Ideas



2 | Weeks | **Proof of Concept**
Validated in Lab



3 | <1 Year | **Scale-up**
Pilot Validation



4 | <2 Years | **Product**
Pre-launch & first revenue

A network of contract manufacturers supports asset-light growth.

exozymes

Two paths to value per molecule

Near Term: Nutraceutical/Supplements: E.g.Tyferyn

- Tyferyn • Natural N-trans-caffeoyltyramine (NCT)
- Addresses a validated and important metabolic receptor.
- Long-term, known to be valuable - supply problem now solved.

High potential: Pharmaceutical Analogs of NCT

- BioClick chemistry creates potent, patentable analogs.
- Leverage exozymes developed for producing supplements.
- Partner with pharma on obesity, IBD and MASH.

We can do this for many hard-to-make, valuable natural molecules
- and we can do it fast & capital efficient.

Tyferyn

TYFERYN · COMMERCIALLY AVAILABLE LATE 2027

Activating the body's master metabolic switch

Tyferyn (N-trans-caffeoyltyramine, NCT) is a naturally occurring, selective HNF4α agonist, found only in trace amounts in nature. Until now.

powered by exoZymes



ADDRESSING THE ROOT CAUSE OF THE ENERGY CRISIS IN EVERY CELL

HNF4α The mitochondrial master control switch

Regulates thousands of genes in the liver, pancreas and gut.

THE TARGET

Well studied, yet untapped

No approved therapy yet. 30 years of human research links it to MODY1 diabetes, fatty liver (NAFLD/MASH), and IBD.

OUR QUEST

Activate a previously undeveloped pathway

THE PRIZE

A potential blockbuster supplement



HEALTHY

Mitochondria at full power

→



OVERLOADED

Lifestyle overload

→



DYSFUNCTIONAL

Metabolism stalls

07 · Sources: Yamagata, Nature 1996; Fox, J Clin Invest 2015; Argemi, Nat Commun 2019

Tyferyn

GROUNDBREAKING DISCOVERY

Tyferyn: the first potent HNF4α activator

Tyferyn


OH
O
HO
N
H
HO

N-trans-caffeoyltyramine (NCT): a naturally occurring, selective HNF4α agonist

→

HNF4α

activates the master switch

→

- Increases mitochondrial mass and performance
- Clears fat build-up, reduces liver fat
- Repairs the gut barrier

ONE PATHWAY, FOUR AREAS FOR WELLNESS SUPPORT*

Obesity | Fatty liver disease | Mitochondrial dysfunction | Gut barrier breakdown

*Not evaluated by the FDA. Tyferyn™ (NCT) is not intended to diagnose, treat, cure, or prevent any disease. Source: Lee, Veeriah & Levine, Cell Death Dis 12:603 (2021).

PRE-CLINICAL TESTING

Metabolic results without diet restriction


NC
HFD
HFD+NCT

Illustration based on the study photo. Mice on normal chow (NC), a high-fat diet (HFD) and HFD + NCT; red boxes highlight the difference in liver condition: less fat and a healthier liver with NCT.

30–40% less weight gain
Same high-fat diet, equal calories

Mitochondrial surge
More mitochondrial mass, better respiration

Liver fat clearance
Reversed steatosis; lower IL-6 and TNFα

Gut barrier support
Restored Paneth-cell and barrier markers

HUMAN AND ANIMAL DATA

Early human and safety evidence is published

n = 126

Prediabetes

Primary endpoint met · 4 weeks

Fasting glucose fell further than placebo; fasting insulin and post-meal glucose also improved. (Gulati et al., 2025)

n = 29

IBS-D

Primary endpoint met · 3 weeks

Gut permeability fell significantly vs placebo; symptom scores improved; no adverse events. (Melo et al., 2025)

992 mg/day

Estimated safe dose

To be submitted for GRAS

Derived from the NOAEL in published 90-day toxicology (Int J Toxicol, 2025).

Randomized, double-blind, placebo-controlled studies run by third parties with 120 mg/day of an encapsulated formulation of a synthetic NCT/NFT blend.

Using an uncertainty factor approach per 21 CFR 170.22, assuming a 70 kg adult.

MOMENTUM

Tyferyn will be commercially available late 2027

DELIVERED

Jul 2025	Gram-scale NCT at >99% purity, five months from concept
Jan 2026	100 L pilot run by an external partner: 535 g at 99.6% purity
Aug 2026	~10× productivity gain over the pilot process
Sep 2026	Curia selected as commercial-scale manufacturing partner

NEXT

Q4 2026	Tech transfer to Curia
Q4 2026	Market launch partner
Q1 2027	Single-dose human PK study
Q2 2027	GRAS
Q4 2027	DTC commercial launch, on larger-scale Curia production

THE COMMERCIAL BREAKTHROUGH · CONCEPT TO PILOT IN UNDER A YEAR

Our patent-pending process cracks the scale barrier



100 L
Run by Cayman Chemical

535 g
High-purity NCT produced

99.6%
Final purity

99%
Feedstock converted to product

Simple process design One-pot enzyme cascade, lower capital needs **Better ROI**

· Sources: eXoZymes press releases, 29 Jan 2026 and 18 Mar 2026 (accessnewswire.com)

Tyferyn

SINCE THE PILOT RUN

From working to worth doing



35× more productive than conventional methods

+67%
more NCT from every liter of reactor volume compared to pilot run

5×
faster reaction: ~80% less time in the tank

moved onto commercially relevant unit operations


curia
eXoZymes Taps Curia to Scale
Cell-Free NCT Manufacturing

MANUFACTURING PARTNER · SEPTEMBER 2026

Curia selected to take Tyferyn™ to commercial scale

20	3,000+	35 yrs
manufacturing sites	employees	in operation

One partner for the full process: enzyme fermentation in León, Spain, and the cell-free reaction and purification in Rozzano, Italy.

Tech transfer begins Q4 2026, building the roadmap for larger-scale production in 2027.

ASSET-LIGHT · NO NEW CAPEX



COMMERCIAL LAUNCH · LATE 2027

Tyferyn
- Pure Metabolic Amplifier*

Target Claims:
(to be further supported with planned human use studies)

Supports healthy fat metabolism*
Boosts the body's fatty acid metabolism. Complementary to GLP-1s*.

Promotes liver and gut balance*
Supports healthy liver function and intestinal barrier integrity.

Enhances energy and endurance*
Supports cellular energy production for sustained physical and mental performance.

Tyferyn

*Not evaluated by the FDA. Not intended to diagnose, treat, cure, or prevent any disease.

THE PREMIUM CATEGORY

Science-led supplements earn premium prices

RETAIL PRICE PER DAILY DOSE


I·M·8
$4.97
time—line
POWERED BY mitopure
$4.17
Pendulum
$2.00
TRU NIAGEN
$1.90
Seed
$1.67

EXIT PROOF POINT · P&G + THORNE, 2026

$3.8B

Premium, science-backed brand: 2025 revenue above $500M, ~5.6× its 2023 take-private value.

EXIT PROOF POINT · SANOFI + QUNOL, 2023

~$1.4B

A pharma buyer takes the #1 healthy-aging brand, built on CoQ10, a mitochondrial energy molecule.

· Listed retail prices, single order, 30-day supply; directional (subscriptions typically 20–30% lower). Qunol price as reported by S&P Capital IQ; terms not disclosed. Sources: P&G, CNBC (Aug 2026); Sanofi (Jul 2023).

FIVE-YEAR PRODUCTION AND SALES STRATEGY · 30-CAPSULE BOTTLES

Capital-light path to 3.4 million bottles*


27K
593K
1.1M
1.9M
3.4M bottles
Q4'27
MARKET LAUNCH
2028
DTC GROWTH
2029
BOUTIQUE RETAIL
2030
REGIONAL RETAIL
2031
NATIONWIDE DISTRIBUTION

* Estimates are derived from eXoZymes' internal sales projection models and from the commercial production capacity available through its contract manufacturing organization (CMO) partner, Curia, and other CMOs with which eXoZymes has engaged in contracting discussions. These projections are forward-looking statements, and actual results may differ materially.

Tyferyn

Proven molecules nature can’t supply.
We make them pure, at scale.

01

Validated science

Peer-reviewed evidence that the molecule works in the body.

Fx. Tyferyn: first potent HNF4α activator; two positive human trials.

02

Proven demand

Consumers already pay for this benefit today.

Fx. Tyferyn: Large supplement market; premium brands sell at $1.70–$5 a day.

03

Nature can't supply it

Too rare to extract, too complex to synthesize economically.

Fx. Tyferyn: under 15 ppm in black pepper, and only in impure mixes.

04

We make it pure, at scale

One molecule, >99% purity, batch after batch.

Fx Tyferyn: 535 g at 99.6% purity in a 100 L third-party pilot.

Only molecules that pass all four tests enter our Incubator and Accelerator pipeline.
50+ molecules scored so far.

exoZymes

EXOZ biosolution pipeline: Supplements

Pre- & product launch range

Prospect			Incubator		Accelerator	Commercial
Program	**ID#**	**Need area**	**Discovery**	**PoC**	**Parallel development**	**Revenue**
TYFERYN	**EXOZ001** (NCT)	Gut & liver metabolism Supplement			Scale-up GRAS Clinical	
SAPPHIRE	**EXOZ003**	Joint comfort Supplement			Scale-up GRAS Clinical	
AMETHYST	**EXOZ004**	Mental stress, focus and energy Supplement			Scale-up GRAS Clinical	
	Maybe **EXOZ005**	Women's health Menopause supplement			Scale-up GRAS Clinical	
	Discovery Round 2+	50+ molecules scored Supplement, cosmetic			Scale-up GRAS Clinical	

Progress bars are estimates, not exact measurements.

exoZymes

2ND PATH TO MARKET · HIGH-POTENTIAL DRUG ANALOGS

EXOZ biosolution pipeline: Pharmaceutical candidates

Partnering & exits range

ID#	Indication	Discovery	Lead optimization	IND-enabling	Phase 1	Phase 2	Phase 3
EXOZ001a NCT analogs	Inflammatory bowel disease						
EXOZ001b NCT analogs	MASH/NAFLD						
EXOZ001c NCT analogs	Obesity (GLP-1 booster)						
EXOZ002a Cannabinoid analogs	Undisclosed - NIH grant-funded						
EXOZ002b Cannabinoid analogs	Undisclosed - NIH grant-funded						
EXOZ003a	Undisclosed (non-addictive painkiller)						
EXOZ004a	Undisclosed (stress related)						
Discovery	Many undisclosed						

Progress bars are estimates, not exact measurements.

Los Angeles, CA · Approx. 30 full-time employees



2019

Spun out from UCLA


Grants

2020–2023

Seed & grant funding


EXOZ NasdaqListed
eXoZymes
Nasdaq

2024–2025

IPO and rebranding to eXoZymes



2026+

Commercial scale-up



Name	Title
Damien Perriman	CCO
Paul Opgenorth, PhD	VP of Development
Tyler Korman, PhD	CSO
Michael Heltzen	CEO
Fouad Nawaz	VP of Finance
Amy Lunzer	Chief of Staff
Lasse H. Görlitz	VP of Comms

GRANTS

eXoZymes

Grants totaling ~$20 million.

Since being incorporated in 2019, eXoZymes has secured grants from various parts of the US government.

NIH

U.S. Department of War

U.S. DEPARTMENT of ENERGY

NSF

Won through competitive, expert peer review:
Independent and repeated validation of how big our science and technology breakthrough is.

CAPITAL EFFICIENCY

eXoZymes

Record product development speed and capital efficiency in reaching commercial proof.

$15M + $6M
GROSS PROCEEDS: NASDAQ IPO + MID-2026 RAISE (NOV 2024 & JUN 2026)

~$20M
GRANT FUNDING TO DATE FOR PLATFORM R&D

~$8.5M
NET CASH BURN 2026
~$9-10M EST. 2027



NET PROCEEDS
$13.95M

NET PROCEEDS ($15.0M GROSS – 7% FEE)	$13.95M	100%
NCT Commercialization & Scale-Up	$4.2M	30%
Cannabinoids & Next-In-Line Products	$2.0M	14%
Working Capital & Operations	$1.5M	11%
G&A, BD, Legal & Compliance	$1.5M	11%
Core Platform R&D & AI Engineering	$0.8M	6%
PLANNED USE OF PROCEEDS IN 2027	**$10.0M**	72%
PLANNED USE OF PROCEEDS IN 2028	$3.95M	28%

CAPITALIZATION · ESTIMATE* AS OF START OF NOV 2026

Cap table **before the offering.**

Holder	Common shares	Options & RSUs	Warrants	Fully diluted	% fully diluted
MDB Capital Holdings (largest holder)	3,931,133	–	205,293	4,136,426	33.6%
Co-founders (P. Opgenorth, T. Korman)	1,376,616	234,224	–	1,610,840	13.1%
Other officers & directors	683,035	1,030,653	–	1,713,688	13.9%
Employees & contractors (incl. former)	17,206	1,028,824	–	1,046,030	8.5%
UCLA & other early holders	319,289	–	–	319,289	2.6%
Public float, 2026 placements & other	2,977,422	–	512,365	3,489,787	28.3%
Total before this offering	9,304,701	2,293,701	717,658	12,316,060	100%

> Underwriter's warrants (this offering): (%) of shares sold.

* Estimate as of start of Nov 2026, from the 9/30/2026 cap table (unaudited). Fully diluted includes all options, RSUs and warrants.

Why eXoZymes. Why now.

01

Healthy aging and living: a large, growing category.

Same platform unlocks a multitude of molecules with multiple health-span benefits.

02

Near-term commercial revenue.

OTC nutraceutical launch targeted 2027 through DTC and supplement partners.

03

Great long-term potential: a drug candidate pipeline.

E.g., creating NCT analogs positioned for pharma evaluation across therapeutic areas; GLP-1 add-on, IBD & NAFLD. Cannabinoid and other analogs in R&D as well.

OFFERING SUMMARY

Offering summary.

OFFERING TYPE & SIZE	**S-1 and $15 million**
STRUCTURE	**Two shares of common stock, one warrant (5-year term)**
PRICING	**TBD**
NASDAQ TICKER	**EXOZ**

Prospective investors should consult their own tax advisors regarding the tax consequences of an investment in eXoZymes.

eXoZymes

Thank you.

CONTACT

ir@exozymes.com
www.exozymes.com